UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                    FORM 8-K




                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


        Date of Report (Date of earliest event reported)  March 28, 2003


                             TRANS-LUX CORPORATION
             (Exact name of registrant as specified in its charter)


 Delaware                            1-2257                       13-1394750
(State or other jurisdiction     (Commission                 (I.R.S. Employer
of incorporation)                 File Number)               Identification No.)


                  110 Richards Avenue, Norwalk, CT  06856-5090
              (Address of principal executive offices) (Zip Code)


      Registrant's telephone number, including area code:  (203) 853-4321



       (Former name or former address, if changed since last report.)-N/A

Item 2. Acquisition or Disposition of Assets

On March 28, 2003, a wholly-owned subsidiary, Trans-Lux West Corporation, sold its custom sports division, including licensing of intellectual property and its facility located in Logan, Utah to Barco, Inc., for a cash price of approximately $3.7 million, plus assumption of two Industrial Revenue Bonds totaling approximately $4.2 million, for an approximate total sale price of $7.9 million. Current assets sold include approximately $1.1 million net book value of accounts receivable and inventory. Non-current assets sold include approximately $4.7 million net book value of land, building, machinery and equipment and goodwill. The assets disposed of represent less than 20 per cent of the Registrant's total assets

The foregoing is only a brief summary of the Asset Purchase Agreement and reference is made to the entire agreement which is filed as an exhibit to this report.

Item 7. Financial Statements and Exhibits

(c)     Exhibits.

        10(a) Asset Purchase Agreement regarding the acquisition of certain assets of Trans-Lux West Corporation, a wholly-owned subsidiary of Trans-Lux Corporation, by Barco, Inc. dated March 28, 2003.

        99.1    Press release dated March 31, 2003.


                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                      TRANS-LUX CORPORATION



                                                 By:/s/ Angela D. Toppi
                                                  ------------------------------
                                                    Angela D. Toppi
                                                    Executive Vice President and
                                                    Chief Financial Officer

Date:  April 1, 2003